Third Quarter 2003 Earnings Call

•  Chris Larsen

     — Chairman and Chief Executive Officer

         — Opening Remarks

•    Matt Roberts

      — Chief Financial Officer

      — Financial Review

•     Joe Kennedy

      — President and Chief Operating Officer

      — Operations Review

Safe Harbor

This presentation contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN actual results may differ from the results described here. Factors that could cause actual results to differ include, but are not limited to, general conditions in the lending industry, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in reports E-LOAN files with the Securities and Exchange Commission.

Highlights Q3 2003

•   Revenues & Profit

»	Revenue of $43.8 million, Up 54% vs. Q3'02

»	Profit of $8.0 million or $0.12 per share on 67.1 M diluted shares

»	Income $0.02 Better than Guidance

•    Direct Margin

»	$24.7 million, Up 88% vs. Q3'02

•    Strong Progress on Diversification Strategy

»	Diversified Revenue Up 106% vs. Q3'02

Forward Guidance

•   Key Assumptions for Q4'03

        »   Current MBAA forecast indicates a 65% decline in Refinance volume and a 23% decline in Purchase volume

        »   We expect a 23% decline in Refinance volume with Purchase volume similar to Q3 levels.

        »   Home Equity volume will continue along its current growth path

        »    Revenue per loan and interest spread to trend down

        »    Continuation of aggressive marketing spend to build on momentum

•   2003 Guidance

        »    Revenue of $159 million - 54% growth over 2002 on more diversified product mix

        »    Prime mortgage refinance % revenue = 46% in '03 vs. 58% in '02

         »    Diversified revenue of $86.2 million - 98% higher than 2002

         »    Net Income of $22.4 million - 110% growth over `02

Forward Guidance - 2004

•   Key Assumptions for 2004

        »   Significant shift in product mix due to decline of refinance market

        »   Diversified Revenue strategy anticipated this decline

        »    Current MBAA forecast indicates an 80% decline in Refinance volume while Purchase volume is expected to be similar to 2003

        »    We expect a 48% decline in Refinance volume with a Purchase volume increase of 49% above 2003

        »    Revenue per loan will be suppressed due to aggressive pricing competition in the mortgage market

        »    Both Home Equity and Auto will benefit from the expected improvement in the economy

•   2004 Guidance

        »     Revenue of $160 million

        »     Prime mortgage refinance % revenue = 15% in '04 vs. 46% in '03

         »   Net Income of $16 million or $0.23 EPS on 68.5 million diluted shares

Q3 2003
Earnings Call
Oct 23, 2003

Diversified Revenue Growth

Slide 7

59% Projected Growth in Diversified Revenue
$136.8
$86.2
$43.5
$27.3
$25.5
$9.5
$0.3
140.0
120.0
100.0
80.0
60.0
40.0
20.0
0.0
1998
1999
2000
2001
2002
2003 Guidance
2004 Guidance
Auto
Home Equity
Purchase

E-LOAN

Home Equity Growth

•   Loan Volumes

        »   Q3 up 31% over Q2-03

        »   Q4 up 20% over Q3-03

        »   Margin at 50%

•  Continued aggressive growth

•   Focused on efficiency

Home Equity Guidance

•   Loan Volumes

        »   Up 70% 2003 over 2002

        »   Up 81% 2004 over 2003

Mortgage Market

•   MBAA Purchase Volume Forecast

        »   Down 23% Q4-03 over Q3-03

        »   Down 14% Q1-04 over Q4-03

•  E-LOAN Purchase Mortgage Guidance

        »   2003 double from 2002

        »   2004 up 49% from 2003

Auto Business Update

•   Loan volume up 22% Q3-03 over Q2-03

•   Cost per loan declining

•   Conversion improving

•   New product offerings being launched